Exhibit 4.2.3

Third Supplemental Indenture

7-1/2% Notes due 2010

Dated as of April 18, 2001

This is a Third Supplemental Indenture (this “Supplemental Indenture”) among Saks Incorporated, a Tennessee corporation (the “Company”), the Subsidiary Guarantors that are signatories hereto, as Guarantors, Bank One Trust Company, National Association, successor in interest to The First National Bank of Chicago, as Trustee (the “Trustee”), and each of the following (together the “New Guarantors”): Jackson Leasing, LLC, a Mississippi limited liability company; McRIL, LLC, a Virginia limited liability company; SCCA, LLC, a Virginia limited liability company; SCIL, LLC, a Virginia limited liability company; SFAILA, LLC, a Virginia limited liability company; SCCA Store Holdings, Inc., a Delaware corporation; and PMIN General Partnership, a Virginia general partnership.

Preliminary Statements

A. In accordance with Section 9.01 of the Indenture dated as of December 2, 1998, among the Company, the Subsidiary Guarantors named therein, and the Trustee (as amended, modified, and supplemented, the “Indenture”), relating to the 7-1/2% Notes due 2010 of the Company, the Trustee, the Company, and the Guarantors (as defined in the Indenture) have agreed to amend the Indenture as of the date hereof to provide for the addition of additional Guarantors pursuant to the requirements of Section 10.15 of the Indenture.

B. All things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to its terms have been done.

Terms and Conditions

The parties to this Supplemental Indenture agree as follows:

SECTION 1. Certain Terms Defined in the Indenture. All capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture.

SECTION 2. Addition of New Guarantors. In accordance with Section 10.15 of the Indenture, the Indenture is hereby supplemented as permitted by Section 9.01(e) of the Indenture by adding each of the New Guarantors as a “Guarantor” thereunder. Accordingly, by their execution of this Supplemental Indenture, the New Guarantors acknowledge and agree that each is a “Guarantor” under the Indenture and is bound by and subject to all of the terms of the Indenture applicable to a Guarantor, including without limitation, the applicable provisions of Article Twelve of the Indenture.

SECTION 3. Governing Law. This Supplemental Indenture shall be governed by the laws of the State of New York.

SECTION 4. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6. Ratification. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the parties hereto.

Saks Incorporated

By:	/s/ Charles J. Hansen
Senior Vice President and Assistant Secretary

Attest:	/s/ Walter Scott
Vice President and Assistant Secretary

Bank One Trust Company, National
Association, successor in interest to The First
National Bank of Chicago, as Trustee

By:	/s/ Benita A. Pointer
Title:	Benita A. Pointer
Account Executive

Attest:	/s/ Janice Ott Rotunno
Title:	Janice Ott Rotunno
Vice President

(Signatures continued on next page)

[Signature Page to Supplemental Indenture dated as of April 18, 2001 regarding Saks Incorporated]

Parisian, Inc.
McRae’s, Inc.
McRae’s Stores Partnership
By: McRae’s, Inc., Managing General Partner
McRae’s Of Alabama, Inc.
New York City Saks, LLC
Saks Holdings, Inc.
Saks & Company
Saks Fifth Avenue, Inc.
Saks Fifth Avenue Of Texas, Inc.
Saks Fifth Avenue Texas, L.P.
Saks Direct, Inc. (formerly SFA Folio Collections, Inc.)
Saks Fifth Avenue Distribution Company
Herberger’s Department Stores, LLC
Carson Pirie Holdings, Inc.
Saks Distribution Centers, Inc.
Saks Shipping Company, Inc.
McRae’s Stores Services, Inc.
Jackson Leasing, LLC
McRIL, LLC
SCCA, LLC
SCIL, LLC
SFAILA, LLC
SCCA Store Holdings, Inc.
PMIN General Partnership, a Virginia general partnership
By: Parisian, Inc., Managing Partner

By:	/s/ Charles J. Hansen
Senior Vice President and Secretary

Attest:	/s/ Walter Scott
Vice President and Assistant Secretary